Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2017
FOURTH QUARTER ENDED JANUARY 28, 2017

Consolidated Results

Fourth Quarter

Sales

Fourth quarter net sales decreased 5.3% to $883 million in Fiscal 2017 from $932 million in Fiscal 2016 reflecting the sale of the Lids Team sports business in the fourth quarter of last year and a decrease of approximately 2% in sales from the remaining businesses. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter and fiscal year, were as follows:

Comparable Sales
	4th Qtr	4th Qtr	12 mos	12 mos
Same Store and Comparable Direct Sales:	FY17	FY16	FY17	FY16
Journeys Group	(6)%	5%	(4)%	5%
Schuh Group	2%	(2)%	(1)%	3%
Lids Sports Group	8%	3%	3%	6%
Johnston & Murphy Group	(1)%	6%	2%	6%
Total Genesco	0%	4%	(1)%	5%

The Company’s same store sales decreased 2% and comparable direct sales increased 12% for the fourth quarter of Fiscal 2017 compared to a 2% increase and 21% increase, respectively, in the same period last year. The Company’s same store sales decreased 2% and comparable direct sales increased 6% for Fiscal 2017 compared to a 4% increase and 24% increase, respectively, in Fiscal 2016.

Gross Margin

Fourth quarter gross margin was 47.3% for Fiscal 2017 compared with 45.4% last year, primarily due to higher gross margin in Lids Sports Group, reflecting a lower level of promotions in the retail business and the sale of Lids Team Sports, higher gross margin in Schuh Group, and to a lesser extent in Johnston & Murphy Group, partially offset by decreased gross margin in the other businesses.

SG&A

Selling and administrative expense for the fourth quarter this year was 39.7% of sales compared to 37.4% last year. The increase in expenses as a percentage of sales reflects increased expenses in all of the Company’s business segments and flat expenses in the Corporate segment. In addition, last year’s fourth quarter expenses included Lids Team Sports which operated at a lower level of expense than the retail businesses.

Exhibit 99.2

Asset Impairment and Other Items
The asset impairment and other charge of $3.0 million for the fourth quarter of Fiscal 2017 included $2.5 million in pension settlement expense and $1.4 million for asset impairments, partially offset by a $0.9 million gain for other legal matters. The previous year’s fourth quarter asset impairment and other charge of $3.9 million included an asset write-off of $2.5 million, asset impairments of $1.3 million and network intrusion expenses of $0.1 million. The asset impairment and other charge are referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the fourth quarter was $63.7 million in Fiscal 2017 compared with $70.5 million last year. Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $66.7 million in Fiscal 2017 compared with $74.4 million last year. Adjusted operating margin was 7.6% of sales in the fourth quarter of Fiscal 2017 and 8.0% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.3 million, compared with $1.5 million for the same period last year. Net interest expense decreased 12.3% in the fourth quarter of Fiscal 2017 primarily due to decreased borrowings in the UK compared to the previous year resulting from repayments on loans.

Pretax Earnings
Pretax earnings for the quarter were $74.6 million in Fiscal 2017 and $73.6 million last year. Included in Fiscal 2017’s pretax earnings is a gain on the sale of SureGrip Footwear of $12.3 million and Fiscal 2016’s pretax earnings include a gain on the sale of the Lids Team Sports business of $4.7 million. Adjusted for the Excluded Items in both years and for the gain on the sale of SureGrip Footwear this year and Lids Team Sports last year, pretax earnings for the quarter were $65.4 million in Fiscal 2017 compared to $72.9 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 37.2% in Fiscal 2017 compared to 38.9% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items and the gain on the sale of SureGrip Footwear and Lids Team Sports, was 36.0% in Fiscal 2017 and 37.1% last year. The year-over-year decrease in tax rates was primarily due to changes in the mix of U.S. and foreign earnings and the work opportunity tax credit.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $46.8 million, or $2.40 per diluted share, in the fourth quarter of Fiscal 2017, compared to earnings of $45.0 million, or $2.07 per diluted share, in the fourth quarter last year. Adjusted for the Excluded Items in both periods and the gain on the sale of SureGrip Footwear in Fiscal 2017 and the gain on sale of Lids Team Sports in Fiscal 2016, fourth quarter earnings from continuing operations were $41.8 million, or $2.15 per diluted share in Fiscal 2017, compared with $45.8 million, or $2.11 per diluted share, last year. A reconciliation of non-GAAP financial measures to the

Exhibit 99.2

most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Fiscal Year 2017

Consolidated net sales decreased 5.1% for Fiscal 2017 reflecting the sale of the Lids Team sports business in the fourth quarter of last year and a decrease of less than 1% in sales from the remaining businesses.

Same store sales for the year decreased 2% and comparable direct sales increased 6%. Comparable sales, including both same store sales and comparable direct sales, decreased 1%.

For the full year, operating income was $142.0 million compared to $151.3 million the previous year. Adjusting for the Excluded Items in both periods and the gain on the sale of SureGrip Footwear in Fiscal 2017, the gain on the sale of Lids Team Sports in both periods and $1.5 million in Fiscal 2016 of deferred purchase price expense associated with acquisition of the Schuh business, adjusted operating income was $141.2 million for Fiscal 2017, compared to $160.6 million the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Diluted earnings per share from continuing operations for Fiscal 2017 increased to $4.85 from $4.15 for Fiscal 2016. Adjusted for the Excluded Items, the gains on the sale of the SureGrip and Lids Team Sports Businesses, and the Schuh deferred purchase price expenses, adjusted earnings per share were $4.33 in Fiscal 2017 compared with $4.29 in Fiscal 2016. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Segment Results
Lids Sports Group

Lids Sports Group’s sales for the fourth quarter of Fiscal 2017 decreased 7.0% to $279 million from $300 million last year. All of the decline in sales is due to the sale of the Lids Team sports business in the fourth quarter of last year, while sales of the remaining retail businesses operated during both periods increased approximately 5%. Comparable sales, including both same store and comparable direct sales, increased 8% in Fiscal 2017 compared to 3% last year.

The Group’s gross margin as a percent of sales increased 680 basis points with just over one-third of the improvement due to the sale of Lids Team Sports which had lower margins. The remaining improvement was due primarily to decreased promotional activity, and to a lesser extent decreased shipping and warehouse expense. SG&A expense as a percent of sales increased 280 basis points due in part to the sale of Lids Team Sports, which had lower SG&A expense. The remaining retail businesses in the Group were not able to leverage SG&A expense, primarily due to increased selling salaries and bonus expense.

The Group’s fourth quarter operating income was $20.2 million, or 7.2% of sales, up from $10.1 million, or 3.4% of sales, in Fiscal 2016.

For Fiscal 2017, the Group’s sales decreased 13.1% to $848 million from $976 million last year. Operating income was $41.6 million, or 4.9% of sales, up from $17.0 million, or 1.7% of sales, last year.

Exhibit 99.2

Journeys Group
Journeys Group’s sales for the fourth quarter of Fiscal 2017 decreased 3.1% to $391 million from $404 million last year. Combined comparable sales decreased 6% compared to a 5% increase last year.

Gross margin for the Journeys Group decreased 190 basis points in the quarter due primarily to higher markdowns and lower initial margin due to changes in product mix. The Group’s SG&A expense increased 220 basis points as a percent of sales for the fourth quarter, reflecting increased store-related expenses, primarily increases in rent and advertising expenses and higher credit card charges.

The Journeys Group’s operating income for the quarter was $36.1 million, or 9.2% of sales, compared to $53.7 million, or 13.3% of sales, last year.

For Fiscal 2017, the Group’s sales were flat at $1.3 billion. Operating income was $85.9 million, or 6.9% sales, compared to $126.2 million, or 10.1% of sales, last year.

Schuh Group
Schuh Group’s sales in the fourth quarter of Fiscal 2017 were $110 million, compared to $122 million last year, a decrease of 9.9%. Schuh Group sales were impacted by changes in exchange rates which reduced sales by $19.9 million in the fourth quarter of Fiscal 2017 compared to the same period last year and accounted for more than the entire decline in sales. Total comparable sales increased 2% compared to a 2% decrease last year.

Schuh Group’s gross margin increased 380 basis points in the quarter due primarily to less promotional activity and changes in sales mix and improved margins in certain product categories. Schuh Group’s SG&A expense increased 70 basis points primarily due to increased bonus expense.

Schuh Group’s operating income for the fourth quarter of Fiscal 2017 was $10.9 million, or 9.9% of sales, compared with $8.2 million, or 6.7% of sales, last year. The Group’s operating income was negatively impacted by $2.2 million due to changes in foreign exchange rates.

For Fiscal 2017, the Group’s sales decreased 8.1% to $373 million compared to $406 million for Fiscal 2016. In addition to a 1% decrease in comparable sales for the year, Schuh Group’s sales were negatively impacted by $49.3 million for the year by exchange rates. Adjusted operating income was $20.5 million, or 5.5% of sales, compared to $20.6 million, or 5.1% of sales, in Fiscal 2016. The Group’s operating income was negatively impacted by $4.1 million due to changes in foreign exchange rates. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales in Fiscal 2017 increased 1.2%, to $82 million, compared to $81 million in the fourth quarter of last year. Combined comparable sales decreased 1% compared to a 6% increase last year.

Gross margin for the Group increased 20 basis points in the quarter primarily due to lower freight costs. SG&A expense as a percent of sales increased 100 basis points, due to increased store-related expenses, primarily occupancy costs and selling salaries. The Group’s operating income was $7.7 million or 9.3% of sales, compared to operating income of $8.3 million, or 10.2% of sales in the fourth quarter of last year.

Exhibit 99.2

For Fiscal 2017, the Group’s sales increased 3.8% to $289 million compared to $279 million for Fiscal 2016. Operating income was $19.7 million, or 6.8% of sales, compared to $17.8 million, or 6.4% of sales, last year.

Licensed Brands

The Licensed Brands Group’s sales decreased 16.0% to $21 million in the fourth quarter of Fiscal 2017, compared to $25 million in the fourth quarter of Fiscal 2016. The Company sold SureGrip Footwear, included in the Licensed Brands segment, in January 2017. Gross margin decreased 160 basis points due to lower initial margins and increased closeouts.

SG&A expense as a percent of sales was up 630 basis points, primarily due to increased shipping and warehouse expense, royalty expense, advertising expense and bad debt expense.

The Group’s operating loss for the fourth quarter of Fiscal 2017 was ($0.2) million or (1.0%) of sales, compared with operating income of $1.7 million, or 6.9% of sales, for the same quarter last year.

For Fiscal 2017, Licensed Brands’ sales decreased 3.1% to $106 million compared to $110 million for the same period last year. Operating income was $4.6 million, or 4.3% of sales, compared to $9.2 million, or 8.4% of sales, for Fiscal 2016.

Corporate

Corporate expenses were $11.0 million or 1.2% of sales in the fourth quarter of Fiscal 2017, compared with $11.6 million or 1.2% of sales in the same quarter last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.0 million for the quarter compared to $7.7 million last year, primarily due to increased bonus expense, partially offset by life insurance proceeds and decreased professional fees. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet
Cash

Cash at the end of the fourth quarter was $48 million compared with $133 million at the end of last year. We ended the quarter with $33 million in U.K. debt, compared with $54 million in U.K. debt last year. Domestic revolver borrowings were $50 million at the end of Fiscal 2017 compared to $58 million at the end of last year. The domestic revolver borrowings included $20 million related to Genesco (UK) Limited and $30 million related to GCO Canada. There were no U.S. revolver borrowings at the end of Fiscal 2017.

We did not repurchase any shares in the fourth quarter of Fiscal 2017. During Fiscal 2017, we repurchased 2.2 million shares at a cost of about $133 million, or $61.81 per share. Through fiscal February 2018, we have repurchased 138,900 shares at a cost of approximately $8 million, or $59.49 per share. As of the end of fiscal February 2018, we had about $32 million remaining under the most recent buyback authorization.

Inventory

Inventories increased 6% on a year-over-year basis. Retail inventory per square foot increased 7%.

Exhibit 99.2

Capital Expenditures and Store Count
For the fourth quarter, capital expenditures were $28 million and depreciation and amortization was $19 million. During the quarter, we opened 25 new stores and closed 37 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,643 stores compared with 2,667 stores at the end of the fourth quarter of last year, or a decrease of 1%. Square footage was flat on a year-over-year basis, both including the Macy’s locations and excluding them. The store count as of January 28, 2017 included:

Lids stores (including 112 stores in Canada)	882
Lids Locker Room Stores (including 35 stores in Canada)	181
Lids Clubhouse stores	26
Journeys stores (including 44 stores in Canada)	849
Little Burgundy stores	36
Journeys Kidz stores	230
Shï by Journeys stores	39
Underground by Journeys stores	95
Schuh Stores	128
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	177

Total Stores	2,643

Locker Room by Lids in Macy’s stores	151
Total Stores and Macy’s Locations	2,794

Exhibit 99.2

For Fiscal 2018, we are forecasting capital expenditures of approximately $135 to $145 million and depreciation and amortization of about $77 million. Projected square footage is expected to be down approximately 1% for Fiscal 2018. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected
	Jan 2017	New	Closings	Jan 2018

Journeys Group	1,249	60	(50)	1,259
Journeys stores (U.S.)	900	15	(25)	890
Journeys stores (Canada)	44	5	0	49
Little Burgundy stores	36	5	0	41
Journeys Kidz stores	230	35	(3)	262
Shï by Journeys	39	0	(22)	17

Johnston & Murphy Group	177	9	(5)	181

Schuh Group	128	10	(3)	135

Lids Sports Group	1,240	22	(75)	1,187
Lids hat stores (U.S.)	770	14	(20)	764
Lids hat stores (Canada)	112	6	(2)	116
Locker Room stores (U.S)	146	0	(19)	127
Locker Room stores (Canada)	35	0	(4)	31
Clubhouse stores	26	2	(3)	25
Locker Room by Lids (Macy’s)	151	0	(27)	124
Total Stores	2,794	101	(133)	2,762

Comparable Sales Assumptions in Fiscal 2018 Guidance
Our guidance for Fiscal 2018 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Guidance	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY18
Journeys Group	(3) - (2)%	3 - 4%	4 - 5%	4 - 5%	3 - 4%
Lids Sports Group	1 - 2%	2 - 3%	2 - 3%	(2) - (1)%	1 - 2%
Schuh Group	2 - 3%	2 - 3%	1 - 2%	1 - 2%	2 - 3%
Johnston & Murphy Group	0 - 1%	2 - 3%	3 - 4%	3 - 4%	2 - 3%
Total Genesco	(1) - 0%	2 - 3%	3 - 4%	2 - 3%	2 - 3%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card issuers for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.